FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Full Year and Fourth Quarter 2021 Financial Results

PITTSBURGH, Feb. 22, 2022 – The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for full year and fourth quarter of 2021. FHLBank recorded net income of $86.0 million for the year 2021 and $13.6 million for the fourth quarter. The Board of Directors declared dividends of 5.25% annualized on activity stock and 1.25% annualized on membership stock. Dividends are payable to stockholders on Feb. 23, 2022.

"In 2021, despite low advance demand resulting from high levels of liquidity at our member institutions, the Bank was able to provide meaningful shareholder return, given the level of interest rates," said Winthrop Watson, President and Chief Executive Officer. "We are well positioned to provide our membership with readily available liquidity and responsive service in the new year."

Highlights for 2021 include:
▪Net income of $86.0 million
▪Net interest income of $180.6 million
▪Advances at $14.1 billion
▪Mortgage loans held for portfolio, net at $4.7 billion
▪Letters of credit at $19.4 billion
▪Retained earnings at $1.4 billion

Operating Results

FHLBank’s net income for 2021 totaled $86.0 million, compared to $210.4 million for 2020. Overall 2021 performance allowed FHLBank to set aside $10.0 million for affordable housing programs. The $124.4 million decrease in net income was driven primarily by the following:

▪Net interest income was $180.6 million for 2021, a decline of $184.1 million from $364.7 million in 2020.
–Interest income was $414.1 million for 2021, compared with $1.1 billion for 2020. This decrease was the result of lower average interest-earning assets, as well as lower yields, which were driven by short-term interest rates.
–Interest income also included net prepayment fees on advances of $16.5 million for 2021, compared to $39.9 million for 2020.
–Interest expense was $233.5 million for 2021, compared to $729.0 million in the same prior period. This decrease was the result of lower average consolidated obligations, as well as lower rates paid, which was driven by lower short-term interest rates.

▪Other noninterest income was $12.4 million for 2021 compared to a loss of $19.2 million for 2020. This $31.6 million increase was due primarily to higher net gains on derivatives and hedging activities, offset by higher net losses on investment securities in 2021. The valuation changes of the financial instruments in these portfolios are primarily driven by changes in related interest rates.
▪Other expense was $99.2 million for 2021 compared to $105.5 million for 2020. This $6.3 million decrease was primarily driven by lower compensation and benefits and Office of Finance and regulatory assessments.

FHLBank’s net income totaled $13.6 million for the fourth quarter of 2021, compared to $56.8 million in the same prior-year period. The $43.2 million decrease was driven primarily by the following:
▪Net interest income was $40.1 million for the fourth quarter of 2021, a decline of $41.9 million from $82.0 million in the same prior-year period.
–Interest income was $91.8 million for the fourth quarter of 2021, compared with $157.6 million in the same prior-year period. This decrease was the result of lower average interest-earning assets.
–Interest income also included net prepayment fees on advances of $3.4 million for the fourth quarter of 2021 compared to $22.9 million in the same prior-year period.
–Interest expense was $51.7 million for the fourth quarter of 2021, compared to $75.6 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligations.
▪Other non-interest income was $2.4 million for the fourth quarter of 2021, compared to $6.9 million in the same prior-year period. This $4.5 million decrease was due primarily to valuation changes in its investment and derivative and hedging portfolio as a result of changes in the underlying interest rates.
▪Other expense was relatively flat compared to the same prior-year period, even though FHLBank contributed $3.9 million to its Home4Good initiative during the fourth quarter of 2021.

Balance Sheet Highlights

At Dec. 31, 2021, total assets were $37.7 billion, compared with $47.7 billion at Dec. 31, 2020. The decrease was primarily due to a decrease in advances, which totaled $14.1 billion at Dec. 31, 2021, compared to $25.0 billion at year-end 2020. Decreased advance levels at the Bank are the result of higher deposits at FHLBank members. The federal government liquidity programs in response to COVID-19 pandemic contributed to these higher deposits at our members.

Total capital at Dec. 31, 2021, was $2.7 billion, compared to $3.0 billion at Dec. 31, 2020. Retained earnings at Dec. 31, 2021, was $1.4 billion, relatively unchanged from year-end 2020. Retained earnings at Dec. 31, 2021, and Dec. 31, 2020, included $457.4 million of restricted retained earnings. At Dec. 31, 2021, FHLBank had total regulatory capital of $2.6 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 5.25% and a dividend on subclass B1 (membership) stock equal to an annual yield of 1.25%. These dividends will be calculated on stockholders’ average balances during the period Oct. 1, 2021, to Dec. 31, 2021, and credited to stockholders’ accounts on Feb. 23, 2022.

Even with lower advance levels and net income, the dividend rates demonstrate that FHLBank continues to return value to its members. We will continue to assess the potential impact of the market and business conditions on FHLBank's performance and future dividends. Those conditions can be unpredictable, and their impact on the FHLBank's results of operations and financial condition may result in the potential for lower dividend levels.

Detailed financial information regarding 2021 results will be available in FHLBank's Annual Report on Form 10-K, which FHLBank anticipates filing no later than March 23, 2022.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides reliable funding and liquidity to its member financial institutions, which include commercial and savings banks, community development financial institutions, credit unions and insurance companies in Delaware, Pennsylvania and West Virginia. FHLBank products and resources help support community lending, housing and economic development. As one of 11 Federal Home Loan Banks established by Congress, FHLBank has been an integral and reliable part of the financial system since 1932. Learn more by visiting www.fhlb-pgh.com.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance” is a registered trademark of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	December 31, 2021	December 31, 2020
ASSETS:
Cash and due from banks	$428.2	$1,036.5
Investments	18,097.9	16,522.7
Advances	14,124.4	24,971.1
Mortgage loans held for portfolio, net	4,676.2	4,886.2
All other assets	324.6	296.4
Total assets	$37,651.3	$47,712.9

LIABILITIES:
Consolidated obligations	$33,599.3	$43,364.8
All other liabilities	1,316.3	1,306.2
Total liabilities	34,915.6	44,671.0

CAPITAL:
Capital stock	$1,227.1	$1,527.8
Retained earnings	1,398.4	1,376.8
Accumulated other comprehensive income	110.2	137.3
Total capital	2,735.7	3,041.9
Total liabilities and capital	$37,651.3	$47,712.9

	For the three months ended December 31,		For the year ended December 31,
Condensed Statement of Income	2021	2020	2021	2020
Total interest income	$91.8	$157.6	$414.1	$1,093.7
Total interest expense	51.7	75.6	233.5	729.0
Net interest income	40.1	82.0	180.6	364.7

Provision (reversal) for credit losses	0.1	(1.3)	(2.2)	4.4
Gains (losses) on investments	(5.6)	(6.6)	(21.4)	47.3
Gains (losses) on derivatives and hedging	0.6	6.8	5.9	(90.9)
All other income	7.4	6.7	27.9	24.4
All other expense	27.2	26.8	99.2	105.5
Income before assessments	15.2	63.4	96.0	235.6

AHP assessment	1.6	6.6	10.0	25.2
Net income	$13.6	$56.8	$86.0	$210.4

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